EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Form S-8 pertaining to the Burlington Northern Santa Fe Investment and Retirement Plan of our report dated June 19, 2006 with respect to the financial statements of the Burlington Northern Santa Fe Investment and Retirement Plan included in its Annual Report on Form 11-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Fort Worth, Texas

July 20, 2006